Exhibit 23.1

Consent of Independent Auditors

The Board of Directors and Shareholders

HG (Luxembourg) S.a.r.l.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-99429) and the registration statements on Form S-8 (Nos. 333-73147, 333-49580, 333-108696, 333-111038, 333-146346, 333-158632, 333-159900, 333-161844, 333-185438 and 333-200840) of Korn/Ferry International of our report dated February 16, 2016, with respect to the consolidated statements of financial position of HG (Luxembourg) S.a.r.l. as of September 30, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended September 30, 2014, which report appears in the Form 8-K of Korn/Ferry International dated February 16, 2016.

/s/ KPMG LLP

Philadelphia, PA

February 16, 2016